合作框架协议书

Cooperation Framework Agreement

经过双方多次友好协商确认在满足以下条款所约定的条件下，天择团队加盟TIC。具体条款如下：

After amicable negotiation for many times between the two Parties hereto, the Tianze Team will enter into TIC upon the following terms and conditions are satisfied:

1.

TIC公司新业务架构的安排参照附件1的约定。

For the arrangement of the new business framework of TIC, please see Appendix 1 hereunder.

2.

双方确认，TIC董事会与天择团队在2006年1月27日内共同完成不少于150万美金的融资。该资金将用于新业务的启动（含NEP项目和XXX）。

It is confirmed by both Parties that the Board of TIC and the Tianze Team will work together to get the financing of no less than 1.5 million US$ before January 27, 2006. The fund raised shall be used to initiate the new business (including the NEP project and XXX Project);

3.

腾图国际公司董事长仍由William O.S. Ballard先生担任；由林水星先生担任腾图国际公司ＣＥＯ，全权负责中国经营业务及管理．经林水星提名董事会研究同意：

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由张苏先生担任腾图国际公司ＣＯＯ；

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由叶华女士担任腾图国际公司ＣＦＯ；

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由封庆阳，张宏民先生担任腾图国际公司ＶＰ，其具体分工由林水星与管理团队研究决定；

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朱崇坤担任腾图国际法律顾问，负责公司在中国的法律事务。

Mr. William O.S.Ballard will continue to take the position of Chairman of Board of TIC. Mr. Lin Shuixing will take the position of CEO of TIC and will be responsible for the operation and management in China. Upon the proposal by Mr. Lin Shuixing and it is decided by the Board of Directors that:

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Mr. Zhang Su will be COO of TIC;

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Ms. Judy Ye will be CFO of TIC;

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Mr. Feng Qingyang and Mr. Zhang Hongmin will be VP of TIC, and their respective duties will be decided by Mr. Lin Shuixing and the Management.

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Mr. Zhu Chongkun shall act as legal advisor of TIC and take charge of legal affairs in China.

4.

管理团队主要高管的薪酬应参照北美同行业标准确定；管理团队考虑到公司的实际情况，愿意在公司困难时少领取部分工薪（数额比例另行商定），未领取的部分属于公司欠发个人的工薪；公司承诺在经营状况较好的适当 时机（或在高管离任前）全额补发；也可将此转成个人持有的公司股票。（工薪标准确定后由林水星转达并执行

The salaries of the Management team shall be paid in accordance with the salary level in the same IT industry in North America. Considering the financial difficulties of the Company, management team is willing to take, at the time of company facing financial difficulties, only part of the salary offered to them (the specific percentage shall be decided later). Those parts of the salary that has not been taken shall be treated as salaries owned by the Company to the Management. The Company should promise that it will be paid in full amount when the Company improves financial situation or when the employee leaves company. Such amount of salaries that has not been taken can also be converted into the common shares of the Company. (Once the salaries have been decided, Mr. Lin Shuixing shall convey the information to the management team and put it into practice.)

5.

董事会同意执行面向新管理团队与公司员工的股票期权计划：

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在新管理团队正式同公司签订合约后，向管理团队成员（含John D.Watt,叶华，朱崇坤）每人发放１０万股的签约期权，行权价格为票面价格，行权期为５年。

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在管理团队正式进入公司的两年内，每年第１个月按过去９０天平均的公司股票价格为行权价，按相当于公司总股本的7%制定面向管理团队及员工的期权奖励计划，对应的期权在未来３年内按４０％，３０％，３０％的比例发放．行权期为１０年．具体发放对象名单及数额由管理团队研究决定，报董事会备案．

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两年后的发放计划董事会根据当时情况重新研究制定。

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天择团队建议董事会同时也应考虑长期为公司做出贡献的董事们发放相应的期权。

The Board agrees to the following Stock Option Plan for the new Management and employees of the Company:

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After the new Management has officially signed the Employment Agreement, the Company shall issue 100,000 shares of option as signing bonus to each member of the new Management (including Mr. John D.Watt, Ms. Judy Ye and Mr. Zhu Chongkun ). The exercise price shall be fixed at the par value and the option can be exercised within a period of 5 years.

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Within two years after the new Management come into the Company, in the first month of each year, the Company shall formulate stock option incentive plan for the Management and Employees with a pool of 7% of the total capital of the Company and with an exercise price at the average price in the past 90 days. The corresponding options shall be issued in the next 3 years at the percentage of 40%, 30% and 30%. The options can be exercised within 10 years. The specific name list and amount to be issued shall be decided by the Management and report to the Board for filing.

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The option issuance plan after the two years shall be decided by the Board in accordance with the current situation.

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It is proposed by the Tianze Team that the Board shall also issue some options to those directors who have made contributions to the Company.

6.

管理团队只进入腾图国际公司的管理架构，原腾图中国所辖公司所涉及的债务和法务等相关事宜，仍由当前公司委托的法务清算小组负责。

The Management will only enter into the management framework of TIC. The debt and other legal affairs related to the former Tengtu China Companies will be taken charge of by the lawyer team entrusted by the Company.

7.

由林水星负责成立新业务筹备组，完成融资前相关的准备工作，截止到2006年1月27日所需的相关费用的预算为人民币10万元，具体使用计划由天择团队与叶华和朱律师讨论确认。

Mr. Lin Shuixing will be responsible for the establishment of the Preparation Team for the new business and finalize relevant preparatory works for the fund raising. The budget for related expenses is RMB 100,000 before January 27, 2006. The detailed expenditure plan will be decided after discussion with the Tianze Team and Ms. Judy, Mr. Zhu Chongkun.

上述条款由TIC董事会与天择团队负责人林水星签字后生效。

The above terms and conditions will take effect after it is signed by the Board of TIC and Mr. Lin Shuixing, head of the Tianze Team.

TIC董事会                           天择团队代表

TIC Board                            Representative of Tianze Team

签名：                                签名：/s/ 林水星

signature: /s/ Bill Ballard                  signature:

日期：                                日期：2005.12.13

Date: December 12, 2005                  Date:

附件1：                   TIC公司新业务架构的安排

Appendix 1:         Arrangement for New Business Framework of TIC

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Current Tengtu shareholders set up a new subsidiary through investing US$1.5 million. Let’s call it Company A.

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Select 2 reliable Chinese citizens from Company A to set up a domestic company in order to apply ICP and related licenses. Let’s call it Company B.

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According to the application requirement, the initial investment capital for Company B cannot less than RMB1 million. Company A provides the principal to the Company B’s 2 founder in the form of loan.

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Business of Tianzhe team enters to Company B.

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To void the impact of TIC’s current operation, Company A can provide capital to Company B through the Joint Venture pattern. Company B’s revenue can be consolidated through current joint venture agreements.

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In case TIC has the risk of delisting or liquidation issue, Company A and B can ended the joint venture agreement. Company A’s investment can be converted to Company B’s equity through curtain agreement.

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Company B can look for other investment opportunity separately in case of TIC applying for liquidation or be delisted. So US$1.5 million’s investments and Company B’s interest will be safe for continue development.